Exhibit 99(1)
News Release	HESS CORPORATION Investor Contact: Jay Wilson (212) 536-8940 Media Contact: Jon Pepper (212) 536-8550

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2013

First Quarter Highlights:

●	Net income increased to $1,276 million, compared to $545 million in the first quarter of 2012

●	Adjusted earnings increased to $669 million; Adjusted EPS was $1.95 per share, an increase of 30 percent from the first quarter of 2012

●	Corporation executing on transformation to pure play E&P and delivering strong operating results

●	Corporation applying proceeds of $3.4 billion from asset sales to date in 2013 to reduce debt and add cash to its balance sheet, providing the financial flexibility to fund future growth

●	Most of the proceeds from additional asset sales to fund $4 billion share repurchase program expected to commence second half of 2013

NEW YORK, April 24, 2013 -- Hess Corporation (NYSE: HES) today reported net income of $1,276 million for the quarter ended March 31, 2013.  Adjusted earnings, which exclude gains on asset sales and other items affecting comparability of earnings between periods, were $669 million, or $1.95 per common share, representing a 30 percent increase on a per share basis over the same quarter last year.

The Corporation generated net cash flow from operations of $819 million during the first quarter while reducing capital and exploratory expenditures by $355 million, a reduction of 18 percent in the year-over-year period.

The Company continues to make progress on its asset sales.  In the first quarter, the Corporation completed the sales of its interests in the Beryl area fields in the United Kingdom North Sea, the Azeri-Chirag-Guneshli (ACG) fields in Azerbaijan, and announced the sale of its acreage in the Eagle Ford shale play in Texas, relieving Hess of approximately $500 million of future capital requirements over the next three years.  On April 1, Hess announced an agreement to sell 100 percent of its Russian subsidiary, Samara-Nafta, for $2.05 billion, with total proceeds to Hess of $1.8 billion based on its 90 percent interest.  Including Samara-Nafta, total year-to-date proceeds from asset sales amount to approximately $3.4 billion.  Hess continues to make progress on the process to divest its upstream assets in Indonesia and Thailand, as well as its terminals, retail, energy marketing and trading businesses in the downstream.

“Our first quarter results demonstrate our strong operating performance across the company.  In addition, we continue to execute our multi-year transformation into a more focused, higher growth, lower risk, pure play E&P company and are making excellent progress toward delivering our forecast of 5 to 8 percent compound average annual growth in production,” said John B. Hess, Chairman and CEO. “We continue to focus our E&P portfolio by divesting assets that do not fit our growth profile. By applying proceeds from the sales that we have announced or completed so far this year to reduce debt and strengthen our balance sheet, we will have the financial flexibility both to fund future growth and direct most of the proceeds from additional asset sales to returning capital directly to shareholders. We expect to begin repurchasing shares under our existing $4 billion authorization in the second half of this year.”

After-tax income (loss) by major operating activity was as follows:

	Three Months Ended
	March 31, (unaudited)
	2013	2012
	(In millions,
	except per share amounts)
Exploration and Production	$1,286	$635
Corporate and Other	(110)	(102)
Net income from continuing operations	1,176	533
Discontinued operations - Marketing and Refining	100	12
Net income attributable to Hess Corporation	$1,276	$545

Net income per share (diluted) from continuing operations	$3.43	$1.57
Net income per share (diluted) from discontinued operations	0.29	0.03
Total net income per share	$3.72	$1.60

Weighted average number of shares (diluted)	342.6	340.3

Note: See page 6 for a table of items affecting comparability of earnings between periods.

Strong E&P Performance:
Exploration and Production earnings were $1,286 million in the first quarter of 2013, compared with $635 million in the first quarter of 2012.  First quarter 2013 results include $588 million from items affecting comparability of earnings primarily due to gains on asset sales.  First quarter oil and gas production was 389,000 barrels of oil equivalent per day, compared with 397,000 barrels of oil equivalent per day in the first quarter a year ago.  The decrease in production reflects the impact of asset sales and lower production from the Valhall Field in Norway, partially offset by an increase in production from the Bakken.  The Corporation’s average worldwide crude oil selling price, including the effect of hedging, was $94.50 per barrel, up from $89.92 per barrel in the same quarter a year ago.  The average worldwide natural gas selling price was $6.62 per mcf in the first quarter of 2013, up from $6.23 per mcf in the first quarter of 2012.

Operational Highlights:
Bakken:  Net production from the Bakken oil shale play averaged 65,000 barrels of oil equivalent per day in the first quarter of 2013, an increase of 55 percent from 42,000 of oil equivalent per day in the same period last year.  During the quarter, Hess brought 30 operated wells on production. Drilling and completion costs per operated well averaged $8.6 million in the first quarter of 2013, an improvement of $4.8 million per well, or 36 percent, versus last year’s first quarter.

Utica:  Across the Corporation’s position, four wells were drilled, seven wells were completed and five wells were flow tested. Three of the five tested wells were operated by Hess.  On the Corporation’s 100 percent-owned acreage two wells were tested during the quarter.  The Capstone 2H9 well, in Belmont County, tested at a rate of 2,242 barrels of oil equivalent per day including 42 percent liquids, and the NAC 4H-20 well, in Jefferson County, tested at a rate of 7.5 million cubic feet per day of dry gas.  On our joint venture acreage, we tested the Jeffco 1H-6 well, in Harrison County, at a rate of 1,432 barrels of oil equivalent per day including 20 percent liquids.  As previously announced, the Athens 1H-24 well, in Harrison County, was tested in late 2012 with a rate of 4,230 barrels of oil equivalent per day including 59 percent liquids.

Tubular Bells:  During the first quarter of 2013, the Corporation completed drilling the first production well, commenced drilling the second production well and also continued facilities construction work.  First oil from this development in the deepwater Gulf of Mexico is anticipated in mid-2014.

Valhall:  Production restarted in late January 2013 following a six month shutdown for the operator to install and commission new facilities from a redevelopment project. The project included the installation of a new production, utilities and accommodation platform and expansion of gross production capacity to 120,000 barrels of liquids per day and 143,000 mcf of natural gas per day. Net production averaged 5,000 barrels of oil equivalent per day in the first quarter of 2013, compared with 22,000 barrels of oil equivalent in the same period last year.  Production continues to ramp up and the operator is currently running two drilling rigs.

North Malay Basin:  Development activities on the early production system are progressing and the project is on track to achieve first production in the fourth quarter of 2013.  During the first quarter, construction was completed on the jacket and topsides and modifications to the Floating Production, Storage and Offloading vessel are proceeding on schedule.

Ghana:  In February, Hess announced the Cob and Pecan North oil discoveries offshore Ghana.  Hess achieved outstanding performance in terms of drilling time and cost-per-foot, with gross well costs averaging approximately $40 million for the last three wells, including success-case logging.  Pre-development studies on the block’s seven discoveries have begun and discussions are underway with the government on the appraisal plans for the Deepwater Tano Cape Three Points Block.

Executing Asset Sale Program:
The Corporation has announced significant asset divestitures as part of its transformation to a pure play exploration and production company.  So far in 2013, the Corporation has agreed to or completed asset sales with total after-tax proceeds of approximately $3.4 billion.  The sale of the Corporation’s interests in the Beryl area fields in the United Kingdom North Sea was completed in January 2013, and the sale of its interests in the ACG fields in Azerbaijan was completed in March 2013.  In April 2013, the Corporation announced that it had entered into an agreement to sell 100 percent of its Russian subsidiary Samara-Nafta for a total consideration of $2.05 billion.  Based on its 90 percent interest in Samara-Nafta, Hess’ proceeds are expected to amount to approximately $1.8 billion.  The Corporation has also reached an agreement to sell its Eagle Ford assets in Texas for $265 million and commenced sales processes for its interests in Indonesia and Thailand.  This follows the completion of the sales of the Schiehallion and Bittern fields, in the United Kingdom North Sea and the Snohvit Field, offshore Norway, during 2012.

Exiting Downstream:
In the first quarter, the Corporation announced its intent to exit all of the Company’s downstream businesses, including divestiture of its terminal, retail, energy marketing, and trading operations, as the culmination of a multi-year strategic transformation into a pure play exploration and production company.  In addition, the Corporation closed its Port Reading refinery in February 2013, completing its exit from the refining business.  All of these downstream businesses are presented as discontinued operations and all comparative periods in this release have been recast to reflect this change.

Decreasing Capital Expenditures:
Capital and exploratory expenditures in the first quarter of 2013 were $1,631 million, of which $1,613 million related to Exploration and Production operations.  Capital and exploratory expenditures for the first quarter of 2012 were $1,986 million, of which $1,963 million related to Exploration and Production operations.

Enhancing Liquidity:
Net cash provided by operating activities was $819 million in the first quarter of 2013, compared with $988 million in the same quarter of 2012.  At March 31, 2013, cash and cash equivalents totaled $444 million, compared with $642 million at December 31, 2012.  During the first quarter of 2013, the Corporation received proceeds from the completed asset sales referred to above of $1.3 billion. Proceeds from the sale of assets in the first quarter of 2012 were $132 million.  Total debt was $7,376 million at March 31, 2013 and $8,111 million at December 31, 2012, reflecting a reduction of 9 percent due to proceeds from asset sales and lower capital expenditures.  The Corporation’s debt to capitalization ratio at March 31, 2013 was 24.7 percent, compared with 27.7 percent at the end of 2012.

Marketing and Refining Moved to Discontinued Operations:
Marketing and Refining earnings, comprised of retail, energy marketing, refining, and energy trading results, were $100 million in the first quarter of 2013, compared with $12 million in the same period in 2012.  First quarter 2013 results reflected income from operations and gains from the liquidation of LIFO inventories, partially offset by refinery shutdown costs and employee severance.

Items Affecting Comparability of Earnings Between Periods:
The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended
	March 31, (unaudited)
	2013	2012
	(In millions)
Exploration and Production	$588	$36
Corporate and Other	(11)	-
Total items affecting comparability of earnings from continuing operations	577	36
Discontinued operations - Marketing and Refining	30	-
Total items affecting comparability of earnings between periods	$607	$36

First quarter 2013 Exploration and Production results included after-tax gains totaling $683 million related to the sale of the Corporation’s interests in the Beryl and ACG fields. First quarter results also included a non-cash income tax charge of $28 million as a result of a planned divestiture.  In addition, income from continuing operations included after-tax severance charges totaling $78 million (Exploration and Production – $67 million and Corporate and Other – $11 million) related to the Corporation’s transformation into a more focused pure play exploration and production company.

As a result of the cessation of refining operations at the Port Reading facility in February, first quarter 2013 Marketing and Refining results included after-tax income of $137 million related to the liquidation of LIFO inventories, partially offset by after-tax charges totaling $64 million comprised of accelerated depreciation expenses and other shutdown costs.  In addition, an after-tax charge of $43 million was recorded for employee severance costs related to the Corporation’s planned exit from its downstream businesses.

Reconciliation of Reported Net Income to Adjusted Earnings:
The following table reconciles reported Net income attributable to Hess Corporation (U.S. GAAP) and adjusted earnings:

	Three Months Ended
	March 31, (unaudited)
	2013	2012
	(In millions)
Net income attributable to Hess Corporation	$1,276	$545
Less: Total items affecting comparability of earnings between periods	607	36
Adjusted earnings	$669	$509

Hess Corporation will review first quarter financial and operating results and other matters on a webcast at 10 a.m. today.  For details about the event, refer to the Investor Relations section of our website at www.hess.com.

Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.

Forward-looking Statements
Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, uncertainties inherent in the measurement and interpretation of geological, geophysical and other technical data.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2013	2012	2012
Income Statement
Revenues and Non-operating Income
Sales (excluding excise taxes) and other operating revenues	$3,466	$2,896	$2,952
Gains on asset sales	688	36	172
Other, net	(37)	29	34

Total revenues and non-operating income	4,117	2,961	3,158

Costs and Expenses
Cost of products sold (excluding items shown separately below)	596	270	372
Operating costs and expenses	585	535	549
Production and severance taxes	130	138	141
Exploration expenses, including dry holes and lease impairment	219	253	362
General and administrative expenses	149	132	165
Interest expense	106	104	106
Depreciation, depletion and amortization	679	662	730
Asset impairments	-	-	315

Total costs and expenses	2,464	2,094	2,740

Income from continuing operations before income taxes	1,653	867	418
Provision for income taxes	470	328	200

Net income from continuing operations	1,183	539	218
Net income from discontinued operations	90	21	158

Net income	1,273	560	376
Less: Net income (loss) attributable to noncontrolling interests	(3)	15	2
Net income attributable to Hess Corporation	$1,276	$545	$374

Cash Flow Information
Net cash provided by operating activities (a)	$819	$988	$1,570
Net cash used in investing activities	(261)	(1,772)	(1,669)
Net cash provided by (used in) financing activities	(756)	829	213
Net increase (decrease) in cash and cash equivalents	$(198)	$45	$114

(a)	Includes changes in working capital.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31,	December 31,
	2013	2012
Balance Sheet Information

Cash and cash equivalents	$444	$642
Assets held for sale	7,888	1,092
Other current assets	3,431	6,653
Investments	337	443
Property, plant and equipment – net	25,651	28,807
Other long-term assets	4,972	5,804
Total assets	$42,723	$43,441

Short-term debt and current maturities of long-term debt	$1,904	$787
Liabilities associated with assets held for sale	3,502	539
Other current liabilities	3,845	7,056
Long-term debt	5,472	7,324
Other long-term liabilities	5,475	6,532
Total equity excluding other comprehensive income (loss)	22,977	21,696
Accumulated other comprehensive income (loss)	(452)	(493)
Total liabilities and equity	$42,723	$43,441

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2013	2012	2012
Capital and Exploratory Expenditures
Exploration and Production
United States
Bakken	$535	$852	$719
Other Onshore	176	217	150
Total Onshore	711	1,069	869
Offshore	228	172	200
Total United States	939	1,241	1,069

Europe	219	298	279
Africa	229	153	224
Asia and other	226	271	315

Total Exploration and Production	1,613	1,963	1,887

Other	18	23	27

Total Capital and Exploratory Expenditures	$1,631	$1,986	$1,914

Total exploration expenses charged to income included above	$110	$108	$135

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	First Quarter 2013
	United States		International		Total

Sales and other operating revenues	$1,691		$1,775		$3,466
Gains on asset sales	-		688		688
Other, net	(6)		(29)		(35)

Total revenues and non-operating income	1,685		2,434		4,119

Costs and Expenses
Cost of products sold (excluding items shown separately below)	577		19		596
Operating costs and expenses	191		394		585
Production and severance taxes	57		73		130
Exploration expenses, including dry holes and lease impairment	108		111		219
General and administrative expenses	41		44		85
Depreciation, depletion and amortization	365		311		676

Total costs and expenses	1,339		952		2,291

Results of operations before income taxes	346		1,482		1,828
Provision (benefit) for income taxes	145		390		535

Net income (loss)	201		1,092		1,293
Less: Net income (loss) attributable to noncontrolling interests	-		7		7

Net income (loss) attributable to Hess Corporation	$201	(a)	$1,085	(b)	$1,286

	First Quarter 2012
	United States		International		Total

Sales and other operating revenues	$1,207		$1,689		$2,896
Gains on asset sales	-		36		36
Other, net	-		27		27

Total revenues and non-operating income	1,207		1,752		2,959

Costs and Expenses
Cost of products sold (excluding items shown separately below)	284		(14)		270
Operating costs and expenses	188		347		535
Production and severance taxes	43		95		138
Exploration expenses, including dry holes and lease impairment	78		175		253
General and administrative expenses	38		27		65
Depreciation, depletion and amortization	279		380		659

Total costs and expenses	910		1,010		1,920

Results of operations before income taxes	297		742		1,039
Provision (benefit) for income taxes	110		288		398

Net income (loss)	187		454		641
Less: Net income (loss) attributable to noncontrolling interests	-		6		6

Net income (loss) attributable to Hess Corporation	$187	(a)	$448	(b)	$635

(a)	The after-tax realized losses from crude oil hedging activities were $4 million in the first quarter of 2013 and $26 million in the first quarter of 2012.

(b)	The after-tax realized losses from crude oil hedging activities were $7 million in the first quarter of 2013 and $125 million in the first quarter of 2012.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2012
	United States		International		Total

Sales and other operating revenues	$1,453		$1,499		$2,952
Gains on asset sales	-		172		172
Other, net	(1)		28		27

Total revenues and non-operating income	1,452		1,699		3,151

Costs and Expenses
Cost of products sold (excluding items shown separately below)	337		35		372
Operating costs and expenses	176		373		549
Production and severance taxes	56		85		141
Exploration expenses, including dry holes and lease impairment	205		157		362
General and administrative expenses	59		32		91
Depreciation, depletion and amortization	399		327		726
Asset impairments	315		-		315

Total costs and expenses	1,547		1,009		2,556

Results of operations before income taxes	(95)		690		595
Provision (benefit) for income taxes	(46)		313		267

Net income (loss)	(49)		377		328
Less: Net income (loss) attributable to noncontrolling interests	-		3		3

Net income (loss) attributable to Hess Corporation	$(49)	(a)	$374	(b)	$325

(a)	The after-tax realized losses from crude oil hedging activities were $5 million in the fourth quarter of 2012.

(b)	The after-tax realized losses from crude oil hedging activities were $92 million in the fourth quarter of 2012.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION SUPPLEMENTAL OPERATING DATA (UNAUDITED)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2013	2012	2012
Operating Data
Net Production Per Day (in thousands)
Crude oil - barrels
United States
Bakken	53	37	53
Other Onshore	13	12	13
Total Onshore	66	49	66
Offshore	47	46	52
Total United States	113	95	118

Europe	65	94	64
Africa	78	71	77
Asia	16	16	16
Total	272	276	275

Natural gas liquids - barrels
United States
Bakken	6	2	6
Other Onshore	4	7	5
Total Onshore	10	9	11
Offshore	7	5	7
Total United States	17	14	18

Europe	-	3	2
Asia	1	2	1
Total	18	19	21

Natural gas - mcf
United States
Bakken	34	16	32
Other Onshore	27	24	29
Total Onshore	61	40	61
Offshore	72	60	77
Total United States	133	100	138

Europe	13	61	22
Asia and other	447	449	441
Total	593	610	601

Barrels of oil equivalent	389	397	396

Sales Volumes Per Day (in thousands)
Crude oil - barrels	275	253	263
Natural gas liquids - barrels	18	19	22
Natural gas - mcf	596	609	600
Barrels of oil equivalent	393	374	385

Sales Volumes (in thousands)
Crude oil - barrels	24,767	23,052	24,187
Natural gas liquids - barrels	1,647	1,755	2,017
Natural gas - mcf	53,662	55,442	55,222
Barrels of oil equivalent	35,358	34,047	35,408

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION SUPPLEMENTAL OPERATING DATA (UNAUDITED)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2013	2012	2012
Operating Data
Average Selling Prices
Crude oil - per barrel (excluding hedging)
United States
Onshore	$89.82	$91.51	$85.76
Offshore	108.70	110.91	101.35
Total United States	97.74	100.87	92.63

Europe	63.69	82.77	61.29
Africa	111.18	120.59	109.76
Asia	110.70	123.72	107.86
Worldwide	95.24	100.50	90.86

Natural gas liquids - per barrel
United States
Onshore	$43.47	$52.23	$40.78
Offshore	27.79	44.40	29.64
Total United States	37.29	49.26	36.21

Europe	45.77	90.43	85.62
Asia	79.44	86.50	85.24
Worldwide	38.67	59.53	44.66

Natural gas - per mcf
United States
Onshore	$2.86	$1.87	$2.48
Offshore	2.54	1.67	2.92
Total United States	2.69	1.75	2.72

Europe	7.98	9.44	9.06
Asia and other	7.75	6.77	7.68
Worldwide	6.62	6.23	6.60

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
DISCONTINUED OPERATIONS SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2013	2012	2012
Discontinued Operations - Financial Information

Marketing and Refining Results
Income (loss) before income taxes	$154	$21	$265
Provision (benefit) for income taxes	54	9	106
Results of operations attributable to Hess Corporation	$100	$12	$159

Summary of Marketing and Refining Results
Marketing	$42	$23	$152
Refining	65	(6)	8
Trading	(7)	(5)	(1)
Results of operations attributable to Hess Corporation	$100	$12	$159

Items Affecting Comparability of Earnings Between Periods
Gain on LIFO inventory liquidations	$137	$-	$104
Port Reading refinery shutdown costs	(64)	-	-
Employee severance	(43)	-	-
Asset impairments and other charges	-	-	(33)
Total items affecting comparability	$30	$-	$71